March 11, 2014

US Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	Reed Elsevier PLC

Form 20-F for Fiscal Year Ended December 31, 2013

Filed March 11, 2014

File No. 001-13334

Reed Elsevier NV

Form 20-F for Fiscal Year Ended December 31, 2013

Filed March 11, 2014

File No. 001-13688

Notice of disclosure filed in Exchange Act Annual Report under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Exchange Act

Dear Sirs:

Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities Exchange Act of 1934, as amended, notice is hereby provided that Reed Elsevier PLC and Reed Elsevier NV have made disclosure pursuant to those provisions in their joint Annual Report on Form 20-F for the year ended December 31, 2013, which was filed with the Securities and Exchange Commission on March 11, 2014.

Yours sincerely,

/s/ H Udow
Title: Chief Legal Officer and Company Secretary
Reed Elsevier PLC

/s/ J van der Woude
Authorised representative
Reed Elsevier NV

Reed Elsevier PLC	1-3 Strand London WC2N 5JR	Telephone +44 (0)20 7930 7077 Fax +44 (0)20 7166 5799 www.reedelsevier.com	Registered Office 1-3 Strand, London WC2N 5JR Registered in England number 77536